                                                                      Exhibit 21


                              List of Subsidiaries

Centene Management Corporation, a Wisconsin corporation

Superior HealthPlan, Inc., a Texas corporation

Centene Corporation of Texas, a Texas corporation

Managed Health Services Illinois, Inc., an Illinois corporation*

Coordinated Care Corporation Indiana, Inc. d/b/a/ Managed Health Services, an Indiana corporation

Managed Health Services Insurance Corp., A Wisconsin insurance corporation

MHS Consulting Corporation, a Wisconsin corporation

MHS Behavioral Health Texas, Inc., a Texas corporation
______________________

*Inactive Subsidiary